For the annual period ended February 28, 2006.
File number 811-09805
Strategic Partners Opportunity Funds


SUB-ITEM 77D
Policies With Respect to Security Investment

STRATEGIC PARTNERS OPPORTUNITY FUNDS
Strategic Partners Focused Value Fund
Supplement dated September 16, 2005
to Prospectus and
Statement of Additional Information dated June 28, 2005

This supplement announces a new subadviser for the Strategic Partners Focused Value Fund (Focused Value Fund). The information in this supplement supersedes any contrary information that may be contained in the Prospectus and Statement of Additional Information.
On or about September 20, 2005, Quantitative Management Associates
LLC (QMA)  will replace Davis Selected Advisers, LP  and Salomon
Brothers Asset Management as subadviser to the Focused Value Fund. To reflect this change, on or about September 20, 2005, the name of the Fund will change to Dryden Strategic Value Fund, and the indicated sections of the Prospectus and Statement of Additional Information (SAI) are revised as noted below:
The section of the Prospectus entitled "Risk/Return Summary - Investment Objective and Principal Strategies" is hereby replaced with the following new language:
Investment Objective and Principal Strategies
The Fund's investment objective is long-term growth of capital.
 This means we seek investments whose price will increase over several years. In order to achieve the Fund's investment objective, the Fund's subadviser uses a disciplined, quantitative approach to invest in stocks that it believes are out of favor and are undervalued based on price-to earnings ratios and other value factors. We look for stocks meeting these criteria in all sectors of the market. Generally, the subadviser will consider selling or reducing a stock position when, in its opinion, the stock no longer offers above-average appreciation potential, or no longer meets the subadviser's definition of a value stock. A price decline of a stock does not necessarily mean that the stock will be sold at that time. The Fund may hold in excess of 200 securities.
The Fund's investment objective is a fundamental policy that cannot be changed without shareholder approval. The Board can change investment policies that are not fundamental without shareholder approval.
While we make every effort to achieve our investment objective, we can't guarantee success.
The section of the Prospectus entitled "Risk/Return Summary - Principal
Risks" is hereby amended by deleting the discussion on page 5 relating to the Fund's nondiversification, and replacing it with the following: The Fund is a diversified fund.
The table entitled "Annual Fund Operating Expenses" is hereby supplemented by adding the following footnote to the line titled "Management Fees:" **Effective September 20, 2005, the Fund's shareholders approved an amendment to the Fund's management agreement that reduced the management fee paid by Fund shareholders, whereby the management fee, as a percentage of average daily net assets, is as follows: 0.85% to $1 billion, and 0.75% on $1 billion and over. Had this reduced management fee rate been in effect during the Fund's fiscal year ended February 28, 2005, the management fee paid by the Fund would have been 0.85% of average annual net assets and total annual Fund operating expenses would have been 1.19% of average annual net assets.
           The Section of the Prospectus entitled "How the Fund Invests - Investment Policies" is hereby amended by adding Exchange Traded Funds
(ETFs) and Global Depositary Receipts (GDRs) as permitted investments.
	t
The Sections of the Prospectus entitled "How the Fund Invests - Investment Policies --Investment Style" and "How the Fund Invests - Division of Assets" are hereby deleted.
The Section of the Prospectus entitled "How the Trust is Managed - Investment Advisers and Portfolio Managers" is hereby replaced with the following language:
INVESTMENT ADVISER
	A discussion regarding the basis for the Board's approval of the Fund's investment advisory agreements is available in the Fund's annual report
(for agreements approved during the six-month period ending February 28) and in the Fund's semi-annual report (for agreements approved during the six month period ending August 31).

Quantitative Management Associates LLC (QMA) is the subadviser to the Fund. QMA is a wholly-owned subsidiary of Prudential Investment Management, Inc. QMA manages equity and balanced portfolios for institutional and retail clients. As of June 30, 2005, QMA had approximately $46 billion in assets under management (including approximately $6 billion in assets for which QMA, as balanced manager, allocates to affiliated and unaffiliated managers). The address of QMA is Gateway Center Two, 100 Mulberry Street, Newark,
New Jersey 07102.
PORTFOLIO MANAGER
QMA typically follows a team approach in the management of its portfolios. QMA uses a disciplined investment process based on fundamental data, driven by its quantitative investment models. QMA incorporates into its investment process insights gained from its original research and the seasoned judgment of its portfolio managers and analysts. The members of QMA's portfolio management team with primary responsibility for managing the Fund are listed below.

Margaret S. Stumpp, PhD, is the Chief Investment Officer of QMA. She is portfolio manager for enhanced equity index portfolios for institutional investors and mutual fund clients. Maggie is extensively involved in quantitative research in asset allocation, security selection and portfolio construction for QMA. Previously, Maggie was employed by the AT&T
Treasury department and by Price Waterhouse as a senior consultant. In both positions, she was responsible for providing expert testimony on economic and financial matters. She has published articles on finance and economics in numerous publications. Maggie earned a BA cum laude with distinction in Economics from Boston University, and holds an AM and PhD in Economics from Brown University.

John P. Leib, CFA, is a Vice President and portfolio manager for QMA.
He joined the Value Equity Team of QMA's predecessor in 1987 as a portfolio manager/analyst. Over time, his role has shifted from overseeing the research efforts toward a dedicated focus on the management of Value Equity accounts. John previously worked with Berg Fiduciary Consultants, a financial consulting firm, where he assisted pension clients in asset allocation modeling, analysis of investment managers and special projects. John earned a BA in Economics and Mathematics from Hamilton College, and an MBA in Finance from New York University.

Deborah D. Woods is a Senior Associate and portfolio manager for QMA's Value Equity Team. She also directs fundamental quantitative research analysis for QMA's Value Equity products. Debbie joined The Prudential Insurance Company of America in 1973 as an industry analyst. Debbie received a BA in history from Wellesley College.
The SAI provides additional information about the Portfolio Managers' compensation, other accounts managed by the Portfolio Managers, and the Portfolio Managers ownership of securities in the Fund.

he Section of the SAI entitled "Additional Information About Focused Value Fund Portfolio Managers" is hereby replaced with the following new language:
Additional Information About Dryden Strategic Value Fund Portfolio Managers The following tables set forth certain additional information with respect to the portfolio managers for the Dryden Strategic Value Fund. Unless noted otherwise, all information is provided as of August 31, 2005.
Other Accounts Managed by Dryden Strategic Value Fund Portfolio Managers.
The table below identifies, for each portfolio manager, the number of accounts managed and the total assets in such accounts, within each of the following categories: registered investment companies, other pooled investment vehicles, and other accounts. For each category, the number of accounts and total assets in the accounts whose fees are based on performance is indicated in italics typeface.


Portfolio Manager


Registered Investment Companies

Other Pooled Investment Vehicles*

Other Accounts*


Number of Accounts
Total Assets
Number of Accounts
Total Assets
Number of Accounts
Total Assets







Margaret S. Stumpp
14
$7,863,878,763
12
$4,192,410,083
10**
$1,887,112,505







John Leib***
0
$0
1
$555,518,650
1
1,281,881,110







Deborah Woods***
0
$0
1
$555,518,650
1
1,281,881,110

* "Other Pooled Investment Vehicles" includes commingled insurance company
* separate accounts and bank collective trust funds.  "Other Accounts"
* includes single client accounts and a managed accounts program (which is * counted as one account).
** Four of these accounts with aggregate assets of $723,069,510 are subject to performance-based advisory fees.

*** Two accounts included in the chart above are co-managed by Mr. Leib and Ms. Woods. These accounts are included in the account and asset totals for both Mr. Leib and Ms. Woods.

Dryden Strategic Value Fund Portfolio Manager Compensation.
QMA seeks to maintain a highly competitive compensation program designed to attract and retain outstanding investment professionals, which includes portfolio managers and research analysts, and to align the interests of its investment professionals with that of its clients and overall firm results. Investment professionals are all covered by the same general compensation structure. Investment professionals are compensated through a combination of base salary, a performance-based annual cash incentive bonus and a long-term incentive grant. The long-term incentive grant is generally divided between stock options and restricted stock of Prudential Financial, Inc.
The salary component is based on market data relative to similar positions within the industry as well as the past performance, experience and responsibility of the individual.
Investment professionals' incentive compensation payments, including their annual bonus and long-term incentive grant, are paid from an annual incentive pool.
The size of the annual incentive pool is determined quantitatively based on two primary factors: 1) investment performance (pre-tax) of portfolios on a 1-year and
3-year basis relative to appropriate market peer groups or benchmarks, and 2) business results as measured by QMA's pre-tax net income, based on planned and reasonably anticipated expenses. QMA regularly benchmarks its compensation program against leading asset management firms in the industry to monitor competitiveness.

Each investment professional's incentive compensation payment including the annual bonus and long-term incentive grant from the incentive pool is primarily determined by how significantly he/she contributes to delivering investment performance to clients consistent with portfolio objectives, guidelines, and risk parameters, as well as the individual's qualitative contributions to the organization.

Dryden Strategic Value Fund Conflicts of Interest.
QMA is an indirect, wholly-owned subsidiary of Prudential Financial, Inc.
and as such is part of a full-scale global financial services organization, affiliated with insurance companies, investment advisers and registered broker/dealers. QMA portfolio managers are often responsible for managing one or more funds in addition to other accounts, including accounts of affiliates, insurance company separate accounts, institutional accounts and other pooled investment vehicles. These affiliations and portfolio management responsibilities may cause potential and actual conflicts of interest. QMA aims to conduct itself in a manner it considers to be the most fair and consistent with its fiduciary obligations to all of its clients including the Fund.

	Management of multiple accounts and funds side-by-side may raise potential conflicts of interest relating to the allocation of investment opportunities, the aggregation and allocation of trades and cross trading. QMA has developed policies and procedures designed to address these potential conflicts of interest.

There may be restrictions imposed by law, regulation or contract regarding how much, if any, of a particular security QMA may purchase or sell on behalf of the Fund, and as to the timing of such purchase or sale. QMA may come into possession of material, non-public information with respect to a particular issuer and as a result be unable to execute purchase or sale transactions in securities of such issuer for the Fund. QMA is able to avoid a variety of potential conflicts due to the possession of material, non-public information by maintaining an "Information Barrier" to prevent the transfer of information between affiliates.

Certain affiliates of QMA develop and publish credit research that is independent from the research developed within QMA. QMA may hold different opinions on the investment merits of a given security or industry such that QMA may be purchasing or holding a security for the Fund and an affiliated entity may be selling or recommending a sale of the same security. Conversely, QMA may be selling a security for the Fund and an affiliated entity may be purchasing or recommending a buy of the same security.
In addition, QMA's affiliated brokers or investment advisers may be executing transactions in the market in the same securities as the Fund at the same time.

With respect to the management of the Fund, QMA may cause securities transactions to be executed concurrently with authorizations to purchase or sell the same securities for other accounts managed by QMA, including proprietary accounts or accounts of affiliates. In these instances, the executions of purchases or sales, where possible, are allocated equitably among the various accounts (including the Fund).
QMA may buy or sell, or may direct or recommend that another person buy or sell, securities of the same kind or class that are purchased or sold for the Fund, at a price which may or may not differ from the price of the securities purchased or sold for the Fund. In addition, QMA may, at any time, execute trades of securities of the same kind or class in one direction for an account and trade in the opposite direction or not trade for any other account, including the Fund, due to differences in investment strategy or client direction.

The fees charged to advisory clients by QMA may differ depending upon a number of factors including, but not limited to, the particular strategy, the size of a portfolio being managed, the relationship with the client, the origination and service requirements and the asset class involved. Fees may also differ based on account type (e.g., commingled accounts, trust accounts, insurance company separate accounts, and corporate, bank or trust-owned life insurance products). Fees are negotiable so one client with similar investment objectives or goals may be paying a higher fee than another client. Fees paid by certain clients may also be higher due to performance based fees which increase based on the performance of a portfolio above an established benchmark. Also, large clients generate more revenue for QMA than do smaller accounts. A portfolio manager may be faced with a conflict of interest when allocating scarce investment opportunities given the benefit to QMA of favoring accounts that pay a higher fee or generate more income for QMA.
To address this conflict of interest, QMA has adopted an Allocation Policy as well as supervisory procedures that attempt to fairly allocate investment opportunities among competing client accounts.

Conflicts of interest may also arise regarding proxy voting. A committee of senior business representatives together with relevant regulatory personnel oversees the proxy voting process and monitors potential conflicts of interest relating to proxy voting.

In addition, portfolio managers may advise proprietary accounts, affiliates' accounts, and the general account of The Prudential Insurance Company of America ("Prudential's General Account," and together with QMA's proprietary accounts and affiliates' accounts, the "Affiliated Accounts"). QMA portfolio manager(s) may have a financial interest in the accounts they advise, either directly or indirectly. To address potential conflicts of interest, QMA has procedures, including supervisory review procedures, designed to ensure that, including to the extent that client accounts are managed differently from the Affiliated Accounts, each of the client accounts including the Fund, and each Affiliated Account, is managed in a manner that is consistent with its investment objectives, investment strategies and restrictions, as well as with QMA's fiduciary obligations.

QMA has adopted Prudential Financial's Policy Statement on Business
Ethics, a Personal Securities Trading Policy for investment personnel, Information Barrier Policy, Allocation Policy, Supervisory Procedures and a Conflicts of Interest Policy, among other policies and procedures, which are designed to ensure that clients are not harmed by these potential or actual conflicts of interests; however, there is no guarantee that such procedures will detect each and every situation in which a conflict may arise.

The Portfolio Managers do not own any Fund securities.


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